Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES CREATION OF HOLDING COMPANY STRUCTURE

HOUSTON, July 18, 2023 – As previously announced by the Company on July 17, 2023, the Board of Directors of the Company has authorized the Company to proceed with the implementation of a holding company reorganization, which will involve the incorporation of a new holding company that will become the new parent company of the Company and will replace the Company as the public company trading on the New York Stock Exchange. The Company has determined that the name of the above-referenced holding company will be “Howard Hughes Holdings Inc.” The Company will continue to trade under the symbol “HHC” until and on the effective date of the reorganization, which is Friday, August 11, 2023. Commencing on Monday, August 14, 2023, the new holding company will trade under the ticker symbol “HHH”.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia®, Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes Corporation's portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Contact

Cristina Carlson, 646-822-6910

SVP, Head of Corporate Communications

cristina.carlson@howardhughes.com

Investor Relations

Eric Holcomb, 281-475-2144

SVP, Investor Relations

eric.holcomb@howardhughes.com